Exhibit 99.1

       United States Steel Corporation Reports Third Quarter 2003 Results


                             Earnings Highlights
                 (Dollars in millions except per share data)

                                                3Q 2003   2Q 2003   3Q 2002
     Revenues and other income                   $2,505    $2,362    $1,914
     Net income (loss)                            $(349)     $(49)     $106
      - Per basic and diluted share              $(3.42)   $(0.51)    $1.04
     Extraordinary loss (net of tax)                  -       (52)        -
     Net income (loss) before extraordinary loss  $(349)       $3      $106
      - Per basic and diluted share              $(3.42)   $(0.01)    $1.04

     Income (loss) from operations                $(687)      $42      $140
     Adjustments for items not allocated
      to segments (pre-tax):
        Workforce reduction charge                  618         -         -
        Asset impairments                            46        11         -
        Income from sale of coal seam gas interests   -       (34)        -
        Gain on sale of coal mining assets            -       (13)        -
        Federal excise tax refund                     -         -        (3)
        Insurance recoveries related to
         USS-POSCO fire                               -         -        (2)
     Segment income (loss) from operations         $(23)       $6      $135


    PITTSBURGH, Oct. 28 /PRNewswire-FirstCall/ -- United States Steel Corporation (NYSE: X) reported a third quarter 2003 net loss of $349 million, or $3.42 per diluted share after preferred stock dividends, compared with a net loss of $49 million, or 51 cents per diluted share after preferred stock dividends, in second quarter 2003. Net income was $106 million, or $1.04 per diluted share, in the third quarter of 2002.

    The company reported a third quarter 2003 loss from operations of $687 million, compared with income from operations of $42 million in the second quarter of 2003, and income from operations of $140 million in the third quarter of 2002. The third quarter 2003 loss included a $618 million pre-tax workforce reduction charge related to the company's ongoing operating and administrative cost reduction programs, $113 million of which will impact near-term cash. This charge consists of the following:


     - $408 million in pension and other postretirement curtailment and termination losses in connection with union workforce reductions under the Transition Assistance Program (TAP), other retirements, layoffs and pending asset dispositions,
     - $113 million for payments under the TAP and for layoff unemployment benefits provided to non-represented employees, and
     - pension settlement losses of $97 million due to a high level of retirements of salaried employees in connection with the ongoing review of administrative costs.


    Third quarter 2003 pre-tax results also included an asset impairment charge of $46 million resulting from a pending non-monetary asset exchange with International Steel Group (ISG), which is expected to close in the fourth quarter. This asset impairment charge and the workforce reduction charge detailed above were not allocated to segment results and, after applying the statutory tax rate of 35 percent, increased the net loss by $30 million, or 29 cents per share, and $402 million, or $3.89 per share, respectively.

    Excluding these items and other unallocated items in the prior quarters,
U. S. Steel's reportable segments as well as Other Businesses reported a segment loss from operations of $23 million, or $4 per ton, in the third quarter of 2003, compared with income of $6 million, or $1 per ton, in second quarter 2003, and income of $135 million, or $35 per ton, in the third quarter of 2002. Management uses segment income from operations to evaluate company performance because management believes that items which are not allocated to segment results will not be indicative of ongoing operating results. Management also believes that this measure of performance is useful to investors because it enables them to make meaningful comparisons between reporting periods.

    Segment results for the third quarter of 2003 declined from the second quarter primarily as a result of lower income from European operations due to lower average realized prices, shipments and utilization rates; approximately $20 million in costs associated with the August electrical grid power outage, which interrupted operations in Michigan and Ohio; a $10 million charge to impair receivables from other steel companies which have sought protection under bankruptcy laws; and lower Tubular results due to continued weak markets for oil country tubular goods. These were somewhat offset by the full-quarter inclusion of the acquired National Steel assets and lower costs for scheduled repair outages.

    U. S. Steel Chairman and CEO Thomas J. Usher said, "Despite the challenges reflected in third quarter results, we have made significant progress toward achieving our goal of annual repeatable cost savings in excess of $400 million by the end of 2004. We continue to successfully integrate the assets acquired from National Steel; we have reduced our domestic union and non-union workforce by approximately 4,200; and we are implementing a new administrative structure designed to significantly reduce costs while making the company more responsive and flexible in reacting to changing business conditions."

    At the time of the National acquisition in May, domestic employees at
U. S. Steel and National totaled 28,000. As a result of the implementation of the new labor agreement, the elimination of redundant personnel following the acquisition, efforts to reduce domestic administrative costs and the sale of the coal business, U. S. Steel reduced domestic employment to 23,800 as of September 30, 2003. This number will decline further over the next several months as the company completes the TAP reductions, continues to reduce administrative costs and completes the asset exchange with ISG. This may result in additional workforce reduction charges.

    Effective with the third quarter of 2003, the Flat-rolled segment includes the results of coke operations at Clairton Works and Gary Works, which were previously reported in Other Businesses. This change reflects our recent management consolidations. Comparative results for 2002 and prior quarters of 2003 have been conformed to the current presentation. Also, on September 12, 2003, U. S. Steel Balkan d.o.o. (USSB), a wholly owned Serbian subsidiary of
U. S. Steel, acquired Sartid a.d. (In Bankruptcy) and certain of its subsidiaries. Effective with this acquisition, the U. S. Steel Kosice (USSK) segment began including the operating results of USSB and was renamed U. S. Steel Europe (USSE). Prior to September 12, 2003, this segment included the operating results of activities under facility management and support agreements with Sartid.

    Net interest and other financial costs in the third quarter included a favorable adjustment of $13 million related to interest accrued for prior years' income taxes. In addition, an adjustment to prior years' taxes provided a tax benefit of $14 million. These adjustments had a favorable effect on earnings per share of 25 cents.

    U. S. Steel's liquidity at September 30, 2003, totaled $1.23 billion, virtually unchanged from June 30, 2003.

    Looking ahead to the fourth quarter, shipments and prices for the Flat-rolled segment are expected to remain about the same versus the third quarter. Fourth quarter results will be negatively affected by approximately
$40 million in pre-tax costs for several major planned facility outages. For full-year 2003, Flat-rolled shipments are expected to exceed 13.0 million tons. U. S. Steel has announced price increases of $30 per ton for sheet products and 4 percent for tin products effective January 5, 2004.

    The Tubular segment is expected to realize slight improvements in shipments and prices in the fourth quarter compared to the third quarter.
Full year shipments are expected to be approximately 900,000 tons and will be impacted by continued weak oil country tubular goods markets. The quench and temper line at Lorain Pipe Mills commenced operation early in the third quarter and should reach full production capability during the fourth quarter.

    USSE fourth quarter shipments are expected to increase moderately from the third quarter of 2003 and shipments for the full year are projected to be approximately 4.8 million net tons, excluding effects of an ongoing strike which began in October at facilities in Serbia. USSE is expecting a slight increase in the fourth quarter 2003 average realized price as compared to third quarter, and has announced a price increase of 20 euros per metric ton for all flat-rolled products effective January 1, 2004.

    Pension costs for domestic defined benefit plans are expected to be approximately $50 million for the fourth quarter 2003, an increase of about $25 million from the third quarter, excluding third quarter charges of approximately $440 million connected with workforce reductions. In addition, other postretirement benefit expense is expected to be approximately
$40 million in the fourth quarter, an increase of about $5 million from the third quarter, excluding third quarter charges of approximately $65 million related to workforce reductions.

    This release contains forward-looking statements with respect to National acquisition synergies, workforce reductions, administrative cost reductions, market conditions, operating costs, shipments, prices and employee benefit costs. Factors that may affect expected synergies from the acquisition of substantially all of the assets of National include management's ability to successfully integrate National's operations. Factors that may affect expected cost reductions include management's ability to implement its cost reduction strategy. Some factors, among others, that could affect 2003 market conditions, costs, shipments and prices for both domestic operations and USSE include product demand, prices and mix, global and company steel production levels, plant operating performance, the timing and completion of facility projects, natural gas prices and usage, changes in environmental, tax and other laws, the resumption of operation of steel facilities sold under the bankruptcy laws, employee strikes, power outages and U.S. and European economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Additional factors that may affect USSE's results are foreign currency fluctuations and political factors in Europe that include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the amount of net periodic benefit costs include, among others, pension fund investment performance, liability changes and interest rates. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2002, and in subsequent filings for
U. S. Steel.

    A Statement of Operations, Other Financial Data and Supplemental Statistics for U. S. Steel are attached. Prior quarter and prior year Supplemental Statistics have been restated to conform to third quarter 2003 segment presentation.

    The company will conduct a conference call on third quarter earnings on Tuesday, October 28, at 2 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at www.ussteel.com.



                       UNITED STATES STEEL CORPORATION
                     STATEMENT OF OPERATIONS (Unaudited)
                     ------------------------------------
                                          Third Quarter        Nine Months
                                              Ended               Ended
                                           September 30        September 30
    (Dollars in millions, except
      per share amounts)                  2003      2002      2003      2002
    --------------------------------------------------------------------------
    REVENUES AND OTHER INCOME:
    Revenues                             $2,503    $1,905    $6,712    $5,097
    Income (loss) from investees             (2)        2       (10)       11
    Net gains on disposal of assets           4         2        27         7
    Other income                              -         5        45        40
                                          -----     -----     -----     -----
    Total revenues and other income       2,505     1,914     6,774     5,155
                                          -----     -----     -----     -----
    COSTS AND EXPENSES:
    Cost of revenues (excludes items
      shown below)                        2,733     1,611     6,556     4,518
    Selling, general and administrative
      expenses                              319        74       590       245
    Depreciation, depletion and
      amortization                          140        89       317       266
                                          -----     -----     -----     -----
    Total costs and expenses              3,192     1,774     7,463     5,029
                                          -----     -----     -----     -----
    INCOME (LOSS) FROM OPERATIONS          (687)      140      (689)      126
    Net interest and other financial costs   26        32       106        85
                                          -----     -----     -----     -----
    INCOME (LOSS) BEFORE INCOME TAXES,
      EXTRAORDINARY LOSS AND CUMULATIVE
      EFFECT OF CHANGE
      IN ACCOUNTING PRINCIPLE              (713)      108      (795)       41
     Provision (benefit) for income taxes  (364)        2      (416)       (9)
                                          -----     -----     -----     -----
    INCOME (LOSS) BEFORE EXTRAORDINARY LOSS
      AND CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE                 (349)      106      (379)       50
    Extraordinary loss, net of tax            -         -       (52)        -
    Cumulative effect of change in
      accounting principle, net of tax        -         -        (5)        -
                                          -----     -----     -----     -----
    NET INCOME (LOSS)                      (349)      106      (436)       50
    Dividends on preferred stock             (4)        -       (11)        -
                                          -----     -----     -----     -----
    NET INCOME (LOSS) APPLICABLE
      TO COMMON STOCK                     $(353)     $106     $(447)      $50
                                          =====     =====     =====     =====
    COMMON STOCK DATA:
    Per share - basic and diluted:
    Income (loss) before extraordinary
      loss and cumulative effect of
      change in accounting principle     $(3.42)    $1.04    $(3.79)     $.52
    Extraordinary loss, net of tax            -         -      (.50)        -
    Cumulative effect of change in
      accounting principle, net of tax        -         -      (.05)        -
                                          -----     -----     -----     -----
    Net income (loss)                    $(3.42)    $1.04    $(4.34)     $.52
                                         ======     =====    ======     =====
    Weighted average shares, in thousands
      - Basic                           103,321   101,926   103,096    95,767
      - Diluted                         103,321   101,926   103,096    95,769

    Dividends paid per share               $.05      $.05      $.15      $.15

    The following notes are an integral part of this financial statement.


                       UNITED STATES STEEL CORPORATION
                    SELECTED NOTES TO FINANCIAL STATEMENT
                    -------------------------------------


    1. United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coke and taconite pellets (iron ore); steel mill products distribution; the management of mineral resources; the management and development of real estate; engineering and consulting services; and, through U. S. Steel Kosice (USSK) in the Slovak Republic and U. S. Steel Balkan, d.o.o. (USSB) in Serbia, in the production and sale of steel mill products and coke primarily for the central and western European markets. As mentioned in Note 5, effective June 30, 2003, U. S. Steel is no longer involved in the mining, processing and sale of coal.


    2. On May 20, 2003, U. S. Steel acquired substantially all the integrated steelmaking assets of National Steel Corporation (National). The aggregate purchase price was $ 1,269 million, consisting of $839 million in cash and the assumption or recognition of $430 million in liabilities. The $839 million in cash reflects $844 million paid to National at closing and transaction costs of $29 million, less a working capital adjustment of $34 million in accordance with the terms of the Asset Purchase Agreement. The receivable recorded for the $34 million working capital adjustment is expected to be collected in the fourth quarter 2003. Results of operations include the operations of National from May 20, 2003.


    3. On September 12, 2003, USSB, an indirect wholly owned Serbian subsidiary of U. S. Steel, acquired Sartid a.d. (In Bankruptcy), an integrated steel company majority-owned by the Government of the Union of Serbia and Montenegro, and certain of its subsidiaries (collectively "Sartid") out of bankruptcy. The aggregate purchase price was $34 million consisting of a $23 million payable, cash transaction costs of $6 million and the recognition of $5 million in liabilities. $21 million of this payable was disbursed in October and the remainder is expected to be disbursed in the fourth quarter 2003. Results of operations include the results of Sartid beginning
September 12, 2003. Prior to September 12, 2003, the operating results of activities under facility management and support agreements with Sartid were included in USSK's results.


    4. In the third quarter of 2003, U. S. Steel recorded curtailment expenses of $310 million for pensions and $64 million for other postretirement benefits related to employee reductions under the Transition Assistance Program (TAP) for union employees (excluding former National employees retiring under the TAP), other retirements, layoffs and pending asset dispositions. Termination benefit charges of $34 million were recorded for supplemental pension benefits provided to U. S. Steel employees retiring under the TAP. $336 million of these charges were recorded in cost of revenues and $72 million were recorded in selling, general and administrative expenses. Further charges of $105 million for early retirement cash incentives related to the TAP, excluding amounts associated with former National employees, were recorded in cost of revenues. Selling, general and administrative expenses for the nine months of 2003 and nine months of 2002 also include pretax settlement charges of $97 million and $10 million, respectively, related to retirements of salaried personnel. Selling, general and administrative expenses in the third quarter of 2003 also included $8 million for an accrual for salaried benefits under the layoff benefit plan.


    5. On June 30, 2003, U. S. Steel completed the sale of the mines and related assets of U. S. Steel Mining Company, LLC (USM) to a newly formed company, PinnOak Resources, LLC (PinnOak), which is not affiliated with U. S. Steel. The gross proceeds from the sale were $57 million, of which $50 million was received at closing and $7 million is expected to be received in the fourth quarter 2003, and resulted in a pretax gain of $13 million. In addition, EITF 92-13, "Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992" requires that enterprises that no longer have operations in the coal industry must account for their entire obligation related to the multiemployer health care benefit plan created by the Act as a loss in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies." Accordingly, U. S. Steel recognized the present value of these obligations in the amount of $85 million. This resulted in the recognition of an extraordinary loss of $52 million, net of tax of $33 million.


    6. On September 30, 2003, U. S. Steel and International Steel Group Inc.
(ISG) reached an agreement to exchange the assets of U. S. Steel's plate mill at Gary Works for the assets of ISG's No. 2 pickle line at its Indiana Harbor Works. As a result of this non-monetary exchange, which is expected to close before the end of the year, U. S. Steel recognized in the third quarter 2003 a pretax impairment charge of $46 million, which is recorded in depreciation, depletion and amortization.


    7. In June 2001, the Financial Accounting Standards Board issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 established a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement obligation be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. U. S. Steel adopted this Statement effective January 1, 2003. The transition adjustment of $5 million, net of tax of $2 million, resulting from the adoption of SFAS No. 143 was recorded as a cumulative effect of a change in accounting principle in the first quarter of 2003.


    8. The income tax benefit in the nine months of 2003 reflected an estimated annual effective tax benefit rate of 49%. The first nine months of 2003 included a $14 million favorable effect relating to an adjustment of prior years' taxes, in addition to a $4 million deferred tax benefit relating to the reversal of a state valuation allowance. The income tax benefit in the nine months of 2002 reflected an estimated annual effective tax benefit rate for 2002 of approximately 31%. The tax benefit also included a $4 million deferred tax charge related to a newly enacted state tax law.


    9. In February 2003, U. S. Steel sold 5 million shares of 7% Series B Mandatory Convertible Preferred Shares (liquidation preference $50 per share) (Series B Preferred) for net proceeds of $242 million. The Series B Preferred have a dividend yield of 7%, a 20% conversion premium (for an equivalent conversion price of $15.66 per common share) and will mandatorily convert into shares of U. S. Steel common stock on June 15, 2006. The net proceeds of the offering were used for general corporate purposes and to fund a portion of the cash purchase price for the acquisition of National's assets. The number of common shares that could be issued upon conversion of the 5 million shares of Series B Preferred ranges from approximately 16.0 million shares to
19.2 million shares, based upon the timing of the conversion and the market price of U. S. Steel's common stock.


    10. Cost of revenues for the nine months of 2003 and 2002, respectively, contain a charge of $25 million and a credit of $9 million related to litigation items.


    11. Income from investees for the nine months of 2003 includes an $11 million impairment of a cost method investment. Income from investees for the nine months of 2002 includes a pretax gain of $20 million for U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.


    12. In the nine months of 2003, U. S. Steel sold certain coal seam gas interests in Alabama for net cash proceeds of $34 million, which is reflected in other income. In the nine months of 2002, U. S. Steel recognized a pretax gain of $33 million associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999. This gain is included in other income in the statement of operations and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional. Of the $33 million recognized, $10 million represents the interest component of the claim.


    13. Net interest and other financial costs include amounts related to the remeasurement of USSK's and USSB's net monetary assets into the U.S. dollar, which is their functional currency. During the third quarter and nine months of 2003, net gains of $8 million and $5 million, respectively, were recorded as compared with net gains of $1 million and $14 million, respectively, in the third quarter and nine months of 2002. Additionally, net interest and other financial costs in the third quarter and nine months of 2003 included a favorable adjustment of $13 million related to interest accrued for prior years' income taxes.


    14. As of September 30, 2003, U. S. Steel had net federal and state deferred tax assets of $467 million and $92 million, respectively, which are expected to increase during the fourth quarter. Although U. S. Steel has experienced domestic losses in the current and prior year, management believes that it is more likely than not that tax planning strategies generating future taxable income can be utilized to realize the deferred tax assets recorded at September 30, 2003. Tax planning strategies include the implementation of the previously announced plan to dispose of non-strategic assets, as well as the ability to elect alternative tax accounting methods to provide future taxable income to assure realization of the anticipated deferred tax assets. During the fourth quarter, U. S. Steel intends to merge its two defined benefit pension plans. Depending on the discount rate in effect on the measurement date and the growth in plan assets during the fourth quarter, the additional minimum pension liability may increase federal and state deferred tax assets substantially or result in a significant reversal of federal and state deferred tax assets resulting in a net deferred tax liability at year end. The amount of the realizable deferred tax assets at September 30, 2003, and those expected to be recognized in the fourth quarter of the year could be adversely affected to the extent that losses continue in the future, if future events affect the ability to implement tax-planning strategies or if further charges result from an increase in the minimum pension liability.



                         UNITED STATES STEEL CORPORATION
                         OTHER FINANCIAL DATA (Unaudited)
                       ------------------------------------
                                                      Nine Months Ended
                                                         September 30
    Cash Flow Data    (In millions)                    2003       2002
    --------------------------------------------------------------------------
    Cash provided from (used in) operating activities:
      Net income (loss)                                 $(436)       $50
      Depreciation, depletion and amortization            317        266
      Working capital changes                             308       (132)
      Other operating activities                          143       (108)
                                                       ------     ------
        Total                                             332         76
                                                       ------     ------
    Cash used in investing activities:
      Capital expenditures                               (205)      (150)
      Acquisition of National Steel Corporation assets   (873)         -
      Acquisition of U. S. Steel Kosice                   (37)       (38)
      Acquisition of U. S. Steel Balkan                    (6)         -
      Other investing activities                           56        (56)
                                                       ------     ------
        Total                                          (1,065)      (244)
                                                       ------     ------
    Cash provided from financing activities and
     foreign exchange rate changes:
      Issuance of long-term debt                          427          -
      Preferred stock issued                              242          -
      Common stock issued                                  11        223
      Other financing activities                          (30)       (97)
                                                       ------     ------
        Total                                             650        126
                                                       ------     ------
    Total net cash flow                                   (83)       (42)
    Cash at beginning of the year                         243        147
                                                       ------     ------
    Cash at end of the period                            $160       $105
                                                       ======     ======


                                                       Sept. 30   Dec. 31
    Balance Sheet Data    (In millions)                  2003       2002
    --------------------------------------------------------------------------
    Cash and cash equivalents                            $160       $243
    Other current assets                                2,905      2,197
    Property, plant and equipment - net                 3,367      2,978
    Pension asset                                       1,518      1,654
    Other assets                                        1,288        905
                                                       ------     ------
    Total assets                                       $9,238     $7,977
                                                       ======     ======
    Current liabilities                                $1,845     $1,372
    Long-term debt                                      1,853      1,408
    Employee benefits                                   3,539      2,601
    Other long-term liabilities                           351        569
    Stockholders' equity                                1,650      2,027
                                                       ------     ------
    Total liabilities and stockholders' equity         $9,238     $7,977
                                                       ======     ======


                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 ------------------------------------------------
                                                      Quarter Ended
                                           September 30  June 30  September 30
    (Dollars in millions)                      2003      2003(e)     2002(e)
    --------------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products                      $(47)       $(60)        $57
    Tubular Products                           (10)         (4)          3
    U. S. Steel Europe                          39          67          40
    Straightline                               (15)        (17)        (11)
    Real Estate                                 12          17          16
    Other Businesses                            (2)          3          30
                                             -----       -----       -----
    Segment Income (Loss) from Operations      (23)          6         135
      Items not allocated to segments:
         Workforce reduction charge           (618)          -           -
         Asset impairments                     (46)        (11)          -
         Income from sale of coal seam
           gas interests                         -          34           -
         Gain on sale of coal mining assets      -          13           -
         Federal excise tax refund               -           -           3
         Insurance recoveries related
           to USS-POSCO fire                     -           -           2
                                             -----       -----       -----
        Total Income (Loss) from Operations  $(687)        $42        $140

    CAPITAL EXPENDITURES
        Flat-rolled Products                   $23         $23          $8
        Tubular Products                         6          16          13
        U. S. Steel Europe                      30          22          11
        Straightline                             1           -           2
        Real Estate                              1           -           -
        Other Businesses                        12           8          12
                                             -----       -----       -----
        Total                                  $73         $69         $46

    OPERATING STATISTICS
      Average realized price: ($/net ton)(a)
        Flat-rolled Products                  $424        $420        $428
        Tubular Products                       625         644         663
        U. S. Steel Europe                     352         369         290
      Steel Shipments:(a)(b)
        Flat-rolled Products                 3,909       3,202       2,598
        Tubular Products                       231         211         216
        U. S. Steel Europe                   1,121       1,218       1,009
      Raw Steel-Production:(b)
        Domestic Facilities                  4,396       3,338       3,022
        U. S. Steel Europe                   1,158       1,203       1,144
      Raw Steel-Capability Utilization:(c)
        Domestic Facilities                   89.9%       84.5%       93.7%
        U. S. Steel Europe                    83.5%       96.5%       90.8%
      Domestic Ore Shipments(b)(d)           5,830       5,249       4,819
      Domestic Coke Shipments(b)(d)          1,743       1,360       1,342
    ----------
    (a) Excludes intersegment transfers.
    (b) Thousands of net tons.
    (c) Based on annual raw steel production capability of 12.8 million net tons prior to May 20, 2003 and 19.4 million net tons thereafter for domestic facilities; and 5.0 million net tons prior to September 12, 2003, and 7.4 million net tons thereafter for U. S. Steel Europe.
    (d) Includes intersegment transfers.
    (e) Certain amounts have been restated to conform to third quarter 2003 segment presentation.


                         UNITED STATES STEEL CORPORATION
                       SUPPLEMENTAL STATISTICS (Unaudited)
                         Quarter ended March 31, 2003(a)

                              (Dollars in millions)
    ---------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products                                $(35)
    Tubular Products                                      (6)
    U. S. Steel Europe                                    64
    Straightline                                         (16)
    Real Estate                                           13
    Other Businesses                                     (39)
                                                        -----
    Segment Loss from Operations                         (19)
     Items not allocated to segments:
      Litigation items                                   (25)
                                                        -----
        Total Loss from Operations                      $(44)

    CAPITAL EXPENDITURES
    Flat-rolled Products                                 $11
    Tubular Products                                      22
    U. S. Steel Europe                                    20
    Straightline                                           1
    Real Estate                                            -
    Other Businesses                                       9
                                                        -----
        Total                                            $63
    ----------
    (a) Certain amounts have been restated to conform to third quarter 2003 segment presentation.

    Operating statistics have not changed from previously reported amounts.


                         UNITED STATES STEEL CORPORATION
                       SUPPLEMENTAL STATISTICS (Unaudited)
                                     2002(a)
                                Quarter   Quarter  Quarter   Quarter   Year
                                 ended     ended    ended     ended    ended
    (Dollars in millions)       March 31  June 30  Sept. 30  Dec. 31  Dec. 31
    --------------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products         $(82)     $(32)      $57        2     $(55)
    Tubular Products                2         5         3      (10)       -
    U. S. Steel Europe             (1)       26        40       45      110
    Straightline                   (8)       (9)      (11)     (14)     (42)
    Real Estate                    10        11        16       20       57
    Other Businesses               (2)       31        30        8       67
                                 -----     -----     -----    -----    -----
    Segment Income (Loss)
      from Operations             (81)       32       135       51      137
     Items not allocated
       to segments:
      Workforce reduction charges   -       (10)        -      (90)    (100)
      Litigation items              9         -         -        -        9
      Asset impairments             -       (14)        -        -      (14)
      Costs related to Fairless
        shutdown                   (1)        -         -        -       (1)
      Gain on VSZ share sale        -         -         -       20       20
      Federal excise tax refund     -        33         3        2       38
      Insurance recoveries related
        to USS-POSCO fire          12         6         2       19       39
                                 -----     -----     -----    -----    -----
        Total Income (Loss)
          from Operations        $(61)      $47      $140       $2     $128

    CAPITAL EXPENDITURES
    Flat-rolled Products          $12        $7        $8      $20      $47
    Tubular Products                5        10        13       24       52
    U. S. Steel Europe             17        17        11       52       97
    Straightline                    3         2         2        1        8
    Real Estate                     -         1         -        -        1
    Other Businesses               19        11        12       11       53
                                 -----     -----     -----    -----    -----
        Total                     $56       $48       $46     $108     $258

    ----------
    (a) Certain amounts have been restated to conform to third quarter 2003 segment presentation.

    Operating statistics have not changed from previously reported amounts.


                         UNITED STATES STEEL CORPORATION
                       SUPPLEMENTAL STATISTICS (Unaudited)

                                             Year ended December 31,
    (Dollars in millions)                   2001(a)  2000(a)  1999(a)
    --------------------------------------------------------------------------
    INCOME (LOSS) FROM OPERATIONS
    Flat-rolled Products                    $(511)    $103     $199
    Tubular Products                           85       82      (57)
    U. S. Steel Europe                        123        2        -
    Straightline                              (18)       -        -
    Real Estate                                68       71       53
    Other Businesses                          (37)      (3)      13
                                             -----    -----    -----
    Segment Income (Loss) from Operations    (290)     255      208
     Items not allocated to segments:
      Gain on Transtar reorganization          68        -        -
      Voluntary early retirement program
        pension settlement                      -        -       35
      Insurance recoveries related to
        USS-POSCO fire                         46        -        -
      Asset impairments                      (166)    (115)     (54)
      Costs related to Fairless shutdown      (38)       -        -
      Costs related to separation
        from Marathon                         (25)       -        -
      Environmental and legal contingencies     -      (36)     (17)
      Loss on investment used to satisfy
        indexed debt obligations                -        -      (22)
                                             -----    -----    -----
        Total Income (Loss) from Operations $(405)    $104     $150

    CAPITAL EXPENDITURES
    Flat-rolled Products                     $144     $185     $241
    Tubular Products                            5        2       17
    U. S. Steel Europe                         61        5        -
    Straightline                               19        -        -
    Real Estate                                 2        2        2
    Other Businesses                           56       50       27
                                             -----    -----    -----
        Total                                $287     $244     $287
    ----------
    (a) Certain amounts have been restated to conform to third quarter 2003 segment presentation.

    Operating statistics have not changed from previously reported amounts.



SOURCE  United States Steel Corporation
    -0-                             10/28/2003
    /CONTACT: Media, Mike Dixon, +1-412-433-6860, or John Armstrong, +1-412-433-6792, or Investors-Analysts, John Quaid, +1-412-433-1184, all of
United States Steel Corporation/
    /Company News On-Call: http://www.prnewswire.com/comp/929150.html/ /Web site: http://www.ussteel.com/
    (X)

CO:  United States Steel Corporation
ST:  Pennsylvania
IN:  MNG
SU:  ERN CCA MAV